Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan of our reports dated February 27, 2018, with respect to the consolidated financial statements of Peoples Bancorp Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc. and Subsidiaries included in Peoples Bancorp Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Charleston, West Virginia
July 26, 2018